Exhibit 3.1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “KING LLC MERGER SUB, LLC”, FILED IN THIS OFFICE ON THE FIFTH DAY OF MARCH, A.D. 2021, AT 4:17 O`CLOCK P.M.

5389240 8100 SR# 20210816907	Authentication: 202664815
Date: 03-05-21
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of Sate Division of Corporations Delivered 04:17 PM 03/05/2021 FILED 04:17 PM 03/05/2021 SR 20210816907 - File Number 5389240	Execution Version

CERTIFICATE OF FORMATION

OF

KING LLC MERGER SUB, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, hereby certifies that:

1.	The name of the limited liability company is King LLC Merger Sub, LLC.

2.	The address of its registered office in the State of Delaware is: The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3.	The name of its registered agent at such address is The Corporation Trust Company.

4.	This Certificate of Formation shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of King LLC Merger Sub, LLC this 5th day of March, 2021.

Name:	Lauren Aboodi
Title:	Authorized Person